UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2

The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1: On May 7, 2010, the Committee issued the following press release.  The press release has also been posted to www.enhancedennys.com:

ISS / RiskMetrics Group Recognizes Substantial Operational Issues and Underperformance at Denny's and Supports Change to Board of Directors

THE COMMITTEE TO ENHANCE DENNY'S URGES SHAREHOLDERS TO VOTE THE GOLD PROXY CARD 'FOR' JONATHAN DASH, DAVID MAKULA AND PATRICK ARBOR

Companies:  Denny's Corp.

Press Release Source: The Committee to Enhance Denny's On Friday May 7, 2010, 7:00 am EDT

CHICAGO, May 7 /PRNewswire/ -- The Committee to Enhance Denny's today announced that ISS / RiskMetrics Group, the nation's leading proxy advisory firm, has recommended that shareholders of Denny's Corporation (Nasdaq:DENN - News) vote on the Committee's GOLD proxy card to elect Jonathan Dash to the Board of Directors of Denny's at the annual meeting of shareholders scheduled to be held on May 19, 2010.  The Committee urges all shareholders to vote the GOLD proxy card to elect all three of its nominees -- Jonathan Dash, David Makula and Patrick Arbor-- by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

In making its recommendation that shareholders vote for the election of Jonathan Dash, ISS / RiskMetrics stated that Mr. Dash has "a successful track record of creating value in the restaurant business..." and that it believes "Mr. Dash's experience would enhance the board's industry expertise and help deal with operational issues."

ISS / RiskMetrics performed a detailed analysis of both sides' positions with respect to the election contest and carefully considered Denny's operational, financial and share price performance as compared to its peers, particularly DineEquity's IHOP.  ISS / RiskMetrics expressed concerns shared by the Committee with certain key financial metrics and poor total shareholder returns.  Specifically, ISS / RiskMetrics stated:

•
"In summary, our review of Denny's financial metrics shows long term underperformance compared to IHOP in terms of the restaurant footprint, revenue growth and [same store sales ("SSS")] metrics.  Denny's total unit count has declined since the current management took charge in 2001. Contracting restaurant footprint coupled with greater number of franchised stores has translated in substantially lower revenue for the company in 2009 than in 2001.  The declining trend for Denny's cannot be attributable to macro-economic or industry conditions, as during the same period IHOP has benefited from strong unit and revenue growth.  Moreover, Denny's has suffered from faster decline in SSS growth, accompanied by falling guest count."

•
"Further, in terms of share price performance, Denny's underperformed DineEquity and its peers, even if we credit the entire stock rally post dissident Schedule 13D filing to the Flying J/Pilot Travel deal as the company suggests, which we don't believe is entirely appropriate, over 1-year, 3-year and 5-year periods ending May 3, 2010."

•	"As such, given the long-term underperformance issues, we believe dissidents have made a reasonable case for change at the board."

David Makula, Co-Chairman of the Committee, stated, "We are pleased that ISS / RiskMetrics recognizes Denny's long-term underperformance and that it supports our call for change on the Board.  We believe the need for positive change at Denny's is clear, and support from ISS / RiskMetrics, the nation's leading proxy advisory firm, is an important step in achieving this.  However, it is imperative that shareholders vote for all three of our independent and highly-qualified nominees -- Jonathan Dash, David Makula and Patrick Arbor -- to help ensure that our plan to maximize shareholder value is implemented."

Item 2: Changes were made to the following web page of www.enhancedennys.com:

Press Releases

o  Record Date Press Release Dated March 9, 2010 [PDF]

o  Preliminary Proxy Press Release Dated March 16, 2010 [PDF]

o  Shareholder Letter Press Release Dated April 13, 2010 [PDF]

o  Press Release Dated April 14, 2010 [PDF]

o  Press Release Dated April 20, 2010 [PDF]

o  Press Release Dated April 30, 2010 [PDF]

o  Press Release Dated May 4, 2010 [PDF]

o  Press Release Dated May 7, 2010 [PDF]